Apollo Group, Inc.
News Release

NASDAQ LISTING COUNCIL GRANTS APOLLO GROUP, INC. EXCEPTION TO DEMONSTRATE COMPLIANCE WITH
LISTING REQUIREMENTS

Company Will Remain Listed During Exception Period

Phoenix, Arizona, April 4, 2007 — Apollo Group, Inc. (Nasdaq:APOL) today announced that the Nasdaq Listing and Hearing Review Council (“Listing Council”) has determined to exercise its discretionary authority and grant the Company an exception to demonstrate compliance with all of the Nasdaq Global Market continued listing requirements until May 25, 2007. The Company must file its delinquent periodic reports and restatements by close of business on this date.

In its decision dated March 29, 2007, the Listing Council:

“...recognized that the Company has been proactive in trying to regain its status as a good corporate citizen, and believed that such due diligence should be rewarded with an extension of time to demonstrate compliance.”

The Company presented the following factors to the Listing Council, which were considered in reaching its determination:

1)	The Company reacted quickly and took appropriate steps once the potential stock option dating problem was identified. Once identified, management of the Company began an internal review. After the Board was informed of evidence indicating backdating issues, a Special Committee of independent Board members began an investigation, with the help of independent counsel and outside consultants, to determine the depth and breadth of the problem.

2)	The Company cooperated with regulatory authorities and timely notified the investing public of its independent investigation.

3)	Upon the conclusion of the independent investigation, the Company promptly notified the investing public of its need to restate its financial statement and cautioned investors not to rely on previously filed financial information.

4)	During the course of the investigation, the Company’s former Chief Financial Officer and Chief Accounting Officer resigned from their respective positions, and have been replaced.

5)	The Company added two new independent board members to provide additional expertise and completely reconstituted its compensation committee to include 3 independent directors on that committee.

6)	The Company has either adopted, or committed to adopt, all other remedial measures recommended by the Special Committee.

7)	The Company has been proactive in keeping investors informed by providing unaudited quarterly and year end financial information and holding investor calls covering earnings.

The Listing Council also considered:

“...that the Company was not in any other distress and that, but for the options issue, the Company was ready to remedy its filing delinquency and, based upon historical financial information, appeared to have the financial strength to continue to meet the maintenance standards of the Global Market.”

As previously reported, the Listing Council issued a stay of delisting on December 22, 2006, pending further review of the Nasdaq Listing and Qualifications Panel’s (“Panel”) December 20, 2006 decision to delist and suspend trading of the Company’s securities on The Nasdaq Stock Market for failure to comply with the filing requirement, as set forth in Nasdaq Marketplace Rule 4310(c)(14). The Company submitted in writing additional information for the Listing Council’s consideration by a letter dated February 2, 2007.

The Company had previously notified the Panel that it would be unable to file its quarterly report on Form 10-Q for the quarter ended May 31, 2006, its annual report on Form 10-K for the fiscal year ended August 31, 2006, and all required restatements, by the December 29, 2006 deadline set forth in the Panel’s September 20, 2006 decision letter. The Company was unable to file its quarterly report on Form 10-Q for the quarter ended November 30, 2006 by the required filing date of January 9, 2007. While the Company does not expect to timely file its report on Form 10-Q for the quarter ended February 28, 2007, the Company is diligently working on the restatement of its financial statements and currently intends to file its delinquent reports by April 30, 2007.

About Apollo Group, Inc., parent company to University of Phoenix:
Apollo Group, Inc. has been an education provider for more than 30 years, operating the University of Phoenix, the Institute for Professional Development, the College for Financial Planning, Western International University and Insight Schools. The Company offers innovative and distinctive educational programs and services from high school through college level at 262 locations in 39 states, Puerto Rico, Washington DC, Alberta, British Columbia, Netherlands, and Mexico as well as online, throughout the world.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

Investor Relations Contact:
Janess Pasinski ~Apollo Group, Inc. ~ (480) 557-1719 ~ janess.pasinski@apollogrp.edu
Press Contact:
Ayla Dickey ~ Apollo Group, Inc. ~ (480) 557-2952 ~ ayla.dickey@apollogrp.edu